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                                                                    EXHIBIT 99.3

[LOGO] ERNST & YOUNG

To the Shareholders of Newcourt Credit Group Inc.

We have audited the consolidated balance sheets of Newcourt Credit Group Inc. as at December 31, 1998 and 1997, and the consolidated statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in Canada.

                                   /s/ Ernst & Young
                                   Chartered Accountants

Toronto, Canada
February 28, 1999


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[LOGO] ERNST & YOUNG


                          REPORT OF INDEPENDENT ACCOUNTANTS


Board of Directors
Newcourt Financial USA Inc.


We have examined management's assertion that Newcourt Financial USA Inc. maintained an effective internal control structure over the servicing of leases and loans subject to the Pooling and Servicing Agreement dated as of October 15, 1998 between Newcourt Financial USA Inc., as Servicer, and in its individual capacity, Newcourt Receivables Corporation II, the Trust Depositor, and Harris Trust and Savings Bank, the Indenture Trustee for the Newcourt Equipment Trust Securities 1998-1 (the "Servicing Agreement"), for the period from November 4, 1998 through December 31, 1998: a copy of management's assertion is attached hereto. Management is responsible for its controls over its lease and loan servicing. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the controls over Newcourt Financial USA Inc.'s lease and loan servicing, testing and evaluating the design and operating effectiveness of those controls, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any control, errors or fraud may occur and not be detected. Also, projections of any evaluation of the controls over the lease and loan servicing to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the controls may deteriorate.

In our opinion, management's assertion that Newcourt Financial USA Inc. maintained an effective internal control structure over lease and loan servicing as required under the Servicing Agreement for the period from November 4, 1998 through December 31, 1998, is fairly stated in all material respects, based upon the stated criteria set forth in Exhibit A "Stated Lease/Loan Servicing Internal Control Procedures" of management's report.

Toronto, Canada                                   /s/ Ernst & Young LLP
March 31, 1999                                    Chartered Accountants


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                             Newcourt Financial USA Inc.

                                 MANAGEMENT ASSERTION


     In accordance with the terms of the Pooling and Servicing Agreement dated as of October 15, 1998 between Newcourt Financial USA Inc. (the "Company"), as Servicer, and in its individual capacity, Newcourt Receivables Corporation II, the Trust Depositor, and Harris Trust and Savings Bank, the Indenture Trustee for the Newcourt Equipment Trust Securities 1998-1 (the "Servicing Agreement"), the Company is responsible for servicing the leases and loans that are the subject of the Servicing Agreement. For the period from November 4, 1998 through December 31, 1998, management of the Company believes that it complied with its servicing responsibilities under the Servicing Agreement by maintaining an effective internal control structure over the servicing of the leases and loans based on the stated criteria set forth in the attached Exhibit A.

                                        Newcourt Financial USA Inc., as Servicer

                                        By:  /s/ Brian McLean
                                             -----------------------------------
                                             Brian McLean
                                             Vice President, Securitization





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Toronto, Ontario
March 31, 1999

                                                                       EXHIBIT A


                                       NEWCOURT
               STATED LEASE/LOAN SERVICING INTERNAL CONTROL PROCEDURES


I.        SEGREGATION OF SERVICED PORTFOLIO

The Company segregates leases and loans between owned and managed on its systems for the tracking and reporting of these records.

II.       LEASE/LOAN PAYMENTS

Scheduled monthly lease and loan payments, prepayments and liquidation proceeds (remittances) are applied to the respective customer accounts on a daily basis, based on an established payment hierarchy.

III.      ACCOUNTING

The Company maintains financial records for the serviced portfolios which are periodically reconciled to the Company's subsidiary records.

IV.       DELINQUENCIES

The Company maintains system records and reports detailing the delinquency status by account and monitors the collection efforts for these accounts.

V.        TRUSTEE DISBURSEMENTS

Remittances received by the Company are transferred to the Trustee by the Company's Lease Accounting Group on a daily and monthly basis in accordance with the timeframe established within the Servicing Agreement.

VI.       TRUSTEE ACCOUNTING AND REPORTING

The Company's Securitization Reporting Unit generates a monthly servicing report to the Trustee and investors which provides the cash activity, delinquency, and defaults relating to the serviced portfolio. Information on this report is reconciled to the records of the respective servicing entity or the Lease Accounting Group.


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                                       NEWCOURT
              STATED LEASE/LOAN SERVICING INTERNAL CONTROL PROCEDURES


I.        SEGREGATION OF SERVICED PORTFOLIO

The Company segregates leases and loans between owned and managed on its systems for the tracking and reporting of these records.

a. Transactions which have been securitized are identified with a special code (flagged) within the servicing entity's lease accounting system to segregate the cash activity and reporting relating to these transactions.

b. System security has been established to restrict modifications to securitization codes by users (accounting and operations).

c. The Company generates daily cash reports which segregate managed cash relying on the systems codes that flag the securitized contracts.

d. The Company adheres to its normal operating procedures in making any contract changes on the system.

II.       LEASE/LOAN PAYMENTS

Scheduled monthly lease and loan payments, prepayments and liquidation proceeds (remittances) are applied to the respective customer accounts on a daily basis, based on an established payment hierarchy.

a. Customers are directed to forward their remittances to the Company's lockboxes as indicated on their respective invoices.

b. Payments received at the lockbox are electronically fed to the Company's lease accounting system on a daily basis and are posted to customer records on the subsequent day.

c. System security has been established to restrict modifications to the system controlled payment hierarchy.

d. There is a proper segregation of duties between the personnel responsible for the posting of payments (systems for electronic transmissions and operations for manual adjustments) and reconciling the cash activity to the general ledger (accounting).

e. System suspense cash accounts are utilized to monitor unapplied cash (rejects, unidentified, and unknowns).


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f.   Operations personnel review the clearing of suspense cash activity to ensure application of such activity.

g. Scheduled monthly lease/loan payments, prepayments, and liquidation proceeds received by the Company are separately identified and remitted on a daily basis.

h. The Company generates daily cash reports which segregate the total cash received within a given period for the managed assets.

III.      ACCOUNTING

The Company maintains financial records for the serviced portfolios which are periodically reconciled to the Company's subsidiary records.

a. There is an adequate segregation of duties between the personnel responsible for record maintenance on the lease accounting system (operations) and reconciling lease and loan activity to the general ledger (accounting).

b. The Company maintains an automated or manual interface between the lease accounting system and the general ledger.

c. Monthly reconciliations between the lease accounting system and general ledger for the owned portfolio are performed.

d. The Company's computer systems generate a present value of each contract in the segregated portfolio using the interest rate as specified in the securitization transaction.

IV.       DELINQUENCIES

The Company maintains system records and reports detailing the delinquency status by account and monitors the collection efforts for these accounts.

a. Procedures exist for the periodic reviews of delinquent transactions, generation of delinquent transactions, generation of delinquency reports and collection efforts.

b.   Account delinquency status is system calculated and generated.

c. The Company's collection department performs periodic review of the delinquency reporting and collection activity at the servicing entities. Periodic audits are conducted to test the accuracy and timeliness of collection efforts and delinquency reporting.

d. Collection effort information such as phone calls, correspondence, and follow-up activity is maintained on-line by the customer service representatives.


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e.   Delinquency reporting is reviewed by the Company's Vice President of
     Portfolio Management.

f. Customer account monitoring is system driven based on delinquency and follow up action required. Management reviews performance levels of the Collectors.

V.        TRUSTEE DISBURSEMENTS

Remittances received by the Company are transferred to the Trustee by the Company's Lease Accounting Group on a daily and monthly basis in accordance with the timeframe established within the Servicing Agreement.

a. The Company has written procedures for the transfer of funds to the Trustee on a daily and monthly basis.

b. Appropriate approvals in writing are required to initiate a wire transfer of funds to the Trustee account.

c.   Periodic bank reconciliations are performed at the servicing entities.

d. A monthly cash reconciliation is performed between the Lease Accounting Group's cash records and the monthly servicing report produced by the Securitization Reporting Unit.

VI.       TRUSTEE ACCOUNTING AND REPORTING

The Company's Securitization Reporting Unit generates a monthly servicing report to the Trustee and investors which provides the cash activity, delinquency and defaults relating to the serviced portfolio. Information on this report is reconciled to the records of the respective servicing entity or the Lease Accounting Group.

a. A monthly data extract file at a lease and loan level is transmitted electronically from the servicing entity to the Securitization Reporting Unit. Edits are performed to ensure a complete accountability of the securitized portfolio as well as check for errors in various data elements by performing analytical procedures and periodic recalculations of amounts provided by the servicing entities.

b. A monthly cash reconciliation is performed between the Lease Accounting Group cash records and the monthly servicing report produced by the Securitization Reporting Unit.

c. Appropriate system security and back up is maintained over the Corporate System used for securitization.

d. The Securitization Reporting Unit's management performs an analytical review on the monthly servicing report.


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e.   Treasury is provided a draft of the monthly servicing report for their review and approval before submission.





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